Exhibit 10.1

PROMISSORY NOTE

$25,000	March 12, 2008

          FOR VALUE RECEIVED, Torrent Energy Corporation, a Colorado corporation ("Maker"), promises to pay to William A. Lansing, an individual ("Payee"), in lawful money of the United States of America, the principal sum of Twenty-Five Thousand Dollars ($25,000), together with interest in arrears on the unpaid principal balance at an annual rate equal to 8.0%, in the manner provided below. Interest shall be calculated on the basis of a year of 365 days, and charged for the actual number of days elapsed. Each determination by Payee of an interest rate under this Note will be conclusive and binding for all purposes, absent manifest error.

1.      Payments

1.1    Principal and Interest

          The principal amount of this Note shall be due and payable in one payment on the earlier of (i) the third business day following the completion of a financing transaction resulting in aggregate proceeds to the Company of not less than $200,000, or (ii) September 11, 2008. This payment shall be in the amount necessary to pay in full the unpaid principal amount and all interest then accrued on this Note. Any payment under this Note, at the option of the Payee, may be applied first to any costs and expenses payable by the Maker under this Note, then to interest then accrued under this Note, and then to principal.

1.2    Manner of Payment

          All payments of principal and interest on this Note shall be made by the Maker’s company check, certified or bank cashier's check delivered to the Payee at the address set forth for Payee in the Company's records, or at such other place in the United States of America as Payee shall designate to Maker in writing or by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Colorado.

1.3    Prepayment

          Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note. Any partial prepayments may be applied first to any costs and expenses payable by the Maker under this Note, then to interest then accrued under this Note, and then to installments of principal in inverse order of their maturity.

2.      Defaults

2.1    Events of Default

          The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

          (a)      If Maker shall fail to pay when due any payment of principal or interest on this Note and such failure continues for ten (10) days after Payee notifies Maker thereof in writing.

          (b)      If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

          (c)      If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within sixty-one (61) days.

2.2    Notice By Maker

          Maker shall notify Payee in writing within five (5) days after the occurrence of any Event of Default of which Maker acquires knowledge.

2.3    Remedies

          Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note.

2.4    Collection Expenses

          Maker agrees to reimburse Payee on demand for all legal fees and other costs and expenses incurred in collecting or enforcing this Note, together with interest at the default rate specified in Section 2.5. Without limitation, such costs and fees shall include fees, costs, and expenses incurred with or without suit and in any appeal, any proceedings under any present or future Bankruptcy Law, and any post-judgment collection proceedings.

2.5    Default Interest

          Any amount of principal or interest hereof that is not paid when due shall bear interest from the day when due until said principal or interest amount is paid in full, payable on demand, at an annual rate equal to twelve percent (12.0%) .

3.      Miscellaneous

3.1    Waiver

          The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege. No single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. No waiver that may be given by Payee will be applicable except in the specific instance for which it is given.

          Maker hereby waives presentment, demand, protest and notice of dishonor and protest. In addition, Maker hereby waives the benefit of every statute conferring upon Maker any right or privilege or exemption, stay of execution, or the relief from the enforcement of a judgment.

3.2     Notices

          Any notice to Maker under this Note shall be addressed to Torrent Energy Corporation, 1 SW Columbia Street, Suite 640, Portland, Oregon, Attention: Chief Financial Officer, or to such other address as Maker shall designate to Payee in writing and shall be deemed to have been given on the date delivered in the case of personal delivery or delivery via courier or, if mailed, one day after deposited in first class or certified mail.

3.3    Limitation of Interest and Charges

          Interest, fees, and charges collected or to be collected under this Note shall not exceed the maximum amounts permitted by any applicable law. If any interest, fee, or charge would exceed the maximum, the interest, fee, or charge shall be reduced by the excess and any sums already collected from Maker which exceed the maximum will be refunded. Payee may choose to make the refund either by treating the excess as prepayments of principal or by making a direct payment to Maker.

3.4    Severability

          If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

3.5    Governing Law; Jurisdiction; Venue

          This Note will be governed by the laws of the State of Colorado without regard to conflicts of laws principles. If a lawsuit is commenced in connection with this Note, venue for any such action shall lie in Portland, Oregon, and Maker agrees, upon Payee's request, to submit to the jurisdiction of the state and federal courts therein.

3.6    Parties in Interest

          This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by operation of law.

3.7    Section Headings, Construction

          The Section headings in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

          All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

          IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

TORRENT ENERGY CORPORATION

By: /s/ John D. Carlson
Name:  John D. Carlson
Title:    President and Chief Executive Officer